CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Tanke Biosciences Corporation and Subsidiaries

We hereby consent to the use in this Registration Statement on Form S-1 Amendment 6 of our report dated April 16, 2012, relating to the consolidated financial statements of Tanke Biosciences Corporation. We also consent to the reference to us under the caption Experts and Selected Financial Data in the Prospectus.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
August 9, 2012